UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

 March 2, 2011 (February 12, 2011)
Date of Report (Date of Earliest Event Reported)

VIRTUAL MEDICAL CENTRE, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-52090	98-0459440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

L1, 414 Scarborough Beach Road,
Osborne Park, WA, Australia 6017
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: +61-8-938-80344

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Virtual Medical Centre, Inc., a Nevada corporation (the “Company”) appointed Barille Yattani as the Company’s Interim Chief Financial Officer effective February 12, 2011, replacing Mr. Usher Stuart, who resigned from his position as Chief Financial Officer of the Company on February 11, 2011.

Below is the biographical information for Mr. Yattani.

Barille Yattani, 36 years old – Mr. Yattani has served as the accountant for the Company’s Australian subsidiary, Virtual Medical Centre, Ltd. (VMC, Ltd.) since August 2008. From March 2007 to August 2008, Mr. Yattani was the Financial Controller at The Chifley on the Terrace, part of the Constellation Hotel Group, where he was responsible for the supervision and control of all finance personnel.  He was also responsible for the overall efficient performance of the finance department and the proper maintenance of accounts and records for the hotel and for the implementation and maintenance of control systems and procedures to protect the hotel’s assets.  From May 2005 to March 2007, he was employed as the Accounts Auditor at Comfort Hotel Perth City where he was responsible for auditing close day’s business. These involved verification of all transactions posted throughout the day’s trading and balancing all departmental income.  Mr. Yattani is a Certified Public Accountant and an Associate member of Association of Certified Fraud Examiners. He graduated from Edith Cowan University with Bachelor of Business with double major in Accounting and Hospitality management in 2005.

There are no contractual agreements between the Company and Mr. Yattani relating to his appointment as the Company’s Interim Chief Financial Officer.  There are no familial relationship between or among any of the officers and directors of the Company.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 2, 2011		Virtual Medical Centre, Inc.
	By:	/s/ Wayne Hughes Name: Wayne Hughes Title: Chief Executive Officer